News release

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP ELECTS

RALPH F. BOYD, JR., AND MEI XU TO ITS BOARD OF DIRECTORS

OLNEY, Md., August 30, 2012 -- Sandy Spring Bancorp, Inc., (Nasdaq:SASR) the parent company of Sandy Spring Bank, today announced the election of Ralph F. Boyd, Jr., former President and CEO of the Freddie Mac Foundation and Mei Xu, President and co-founder of Pacific Trade International, Inc., to its board of directors on August 29, 2012. “We are very excited to have two such outstanding individuals join our board,” said President and CEO Daniel J. Schrider. “Ralph has an extensive professional background, as well as demonstrated leadership ability and prior experience on the board of a public company, all of which are highly valued. Mei is a nationally recognized and extraordinarily successful businesswoman and the board will greatly benefit from her marketing and strategic planning skills,” said Schrider.

Ralph Boyd, 55, is a Harvard Law School graduate and previously served as Assistant Attorney General for Civil Rights under President Bush and as Executive Vice President and General Counsel of Freddie Mac. In 2005, Mr. Boyd became the President and CEO of the Freddie Mac Foundation. He retired in the spring of 2012. Mr. Boyd resides in Laytonsville, Maryland with his family. He currently serves on the board of DirecTV and chairs its Audit Committee. Among other distinctions, Mr. Boyd also serves as a trustee for the National Housing Partnership Foundation, as a member of the board of the American Association for People with Disabilities, and as a director on the regional and national boards of Easter Seals.

Mei Xu, 44, co-founded Pacific Trade International, Inc., a fully integrated global home fragrance and décor company, with her husband in 1994. Headquartered in Rockville, Maryland, PTI owns and operates Chesapeake Bay Candle, a leading home fragrance brand that draws inspiration from Maryland’s shoreline, and Blissliving Home a premium interior lifestyle brand Ms. Xu created to reflect her passion for travel and contemporary design. Ms. Xu is also a board member of the World Affairs Council, a leading non-profit, non-partisan forum for global education and international affairs. Earlier this year, she was honored by the World Trade Center Institute with the Maryland International Business Leadership Award and also inducted into the Enterprising Women Hall of Fame by Enterprising Women magazine. Ms. Xu received the Entrepreneurial Leadership Award from the Asian Women in Business organization in October 2007, and the Philip Merrill College of Journalism Distinguished Alumnus Award 2009 from her Alma Mater, the University of Maryland.

Mr. Boyd and Ms. Xu were elected at the regular meeting of the board yesterday. Mr. Boyd has been appointed to the Credit and Investment Risk Committee and Ms. Xu to the Compensation Committee. “The board of Sandy Spring Bancorp is very engaged and committed to our future as the prominent, local bank in our region,” said Chairman of the Board Robert L. Orndorff. “We recognize the need to continually bring new talent and perspectives to the table to enhance our collective skills and experience. We are thrilled to have Ralph and Mei join our organization.”

ABOUT SANDY SPRING BANCORP/SANDY SPRING BANK

With $3.9 billion in assets, Sandy Spring Bancorp, Inc. is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc. Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 49 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Arlington, Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer

DSchrider@sandyspringbank.com, or

Philip J. Mantua, Executive V.P. & Chief Financial Officer

PMantua@sandyspringbank.com

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

800-399-5919

Web site: www.sandyspringbank.com